Exhibit 99.1

Howard Bancorp Reports Additional Capital from the Exercise of Warrants

ELLICOTT CITY, Md.--(BUSINESS WIRE)--September 4, 2014--Howard Bancorp, Inc. (NASDAQ:HBMD), parent of Howard Bank (the “Bank”), announced today that members of its Board and management have exercised warrants to acquire 44,494 shares of Howard Bancorp’s common stock at a price of $10.00 per share prior to the expiration of such warrants on August 30, 2014.

These warrants were part of an issue of warrants to acquire shares of common stock granted in 2004 in connection with the founding and initial capitalization of the Bank. In total, holders exercised warrants to acquire an aggregate of 47,068 shares of common stock, resulting in $470,680 of new capital.

The warrants exercised by the Board and management represented 100% of the warrants held by them as a group.

Howard Bancorp’s stock price closed on August 29, 2014 at $10.00 per share and its average closing stock price over the past 50 trading days was $10.07.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is a bank holding company with total assets of $534 million as of June 30, 2014. Its principal operating subsidiary, Howard Bank, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through eight full service branches as well as regional offices in Annapolis and Towson, MD, and mortgage operations throughout the Central Maryland area. For additional information, call 410-750-0020 or visit www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully, Chair, Chief Executive Officer, 410-750-0020